Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and the related Prospectus of Range Resources Corporation for the registration of debt securities and guarantees of debt securities and to the incorporation by reference therein of our reports dated February 23, 2009, with respect to the consolidated financial statements of Range Resources Corporation, and the effectiveness of internal control over financial reporting of Range Resources Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
Ernst & Young LLP
Fort Worth, Texas
May 6, 2009